EXHIBIT 10.17

                           FINANCIAL PUBLIC RELATIONS
                               LETTER OF AGREEMENT
                            HARVEY ELECTRONICS, INC.


     This letter will confirm that we have been retained as public relations counsel to your organization effective March 15, 2001.

     In this capacity we will create, prepare, and disseminate information and written material; contact financial editors and press on your behalf; help with preparation of the annual report and other statements; prepare speeches; and maintain contact with members of the financial community. Consumer and trade media contact can be included for an additional fee. Also not included in the monthly retainer will be any PR activities relating to industry trade shows, special events, satellite tours or press conferences. These activities will be billed on a per project basis.

     For our services to you in these areas, our fee will be $60,000 for one year payable at the rate of $5,000 per month, plus warrants to purchase Harvey Electronics, Inc. shares in the amount and at the prices below:

        o        15,000 shares at $1.125 per share
        o        15,000 shares at $1.50 per share
        o        15,000 shares at $2.00 per share
        o        15,000 shares at $2.50 per share

     The  warrants   referred  to  above  shall  be  "vested"  and   exercisable
immediately, and shall expire on May 15, 2002. The warrants shall also provide for a cash-less exercise.

     The monthly fee will be payable on the first day of each month in advance. An additional fee of $650 per day will be charged for all business conferences and meetings when Harvey Electronics, Inc. has exclusive attention and use of PLR personnel, in excess of five (5) days per month. To initiate activities, the first month's fee must be received by the starting date of this agreement.

     We will rebill you for expenses incurred on your behalf and for the following items, we will rebill you at our net cost, plus standard agency service fee of 17.65 percent (to produce a 15 percent markup): Art work, production printing, production photography, advertising, mailings and sales presentations. For the following items, we will rebill you at our net cost with no markup added: Telephone, clipping services, postage, press conference facilities, editorial and analyst contacts (lunches, etc.). We agree not to incur any individual expense in excess of $ 500.00 without Harvey Electronics, Inc's., knowledge and approval.

     At the option of Porter, LeVay & Rose, Inc., you may be charged interest at a yearly rate of eighteen per cent (18%) on any balance due that is not paid within thirty, (30) days from the date of the bill. Services will automatically be suspended if any balance due is not paid within sixty, (60) days from the date of the bill and will resume only when the account is current.


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     It is understood  that this  agreement is in effect for one year, (to March
14, 2002) and shall be renewed for an additional one year period, at a fee to be negotiated, unless either party gives the other party thirty days (30) written notice of such termination by facsimile, confirmed by Certified Mail mailed within three days of such facsimile transmission. It be understood that any advance fee paid in such circumstances is non-refundable.

     It is agreed that for any financing arranged for Harvey Electronics, Inc. through or by a source introduced by PLR, that Harvey Electronics, Inc. will recognize PLR as a finder in that transaction and agrees to pay PLR a finder's fee in an amount to be agreed to in advance between PLR and Harvey Electronics, Inc.

     It is further agreed and understood that PLR will in the course of it's normal activities introduce Harvey Electronics, Inc. to various broker/dealers who specialize or otherwise have an interest in firms of its size and type. Any finders fee shall be payable only for transactions or financings initiated during the term of this agreement or, if later, within 90 days of its termination.

     It is understood that as public relations counsel for Harvey Electronics, Inc., we, of necessity, must at all times rely upon Harvey Electronics, Inc., its officers, directors and employees, as to the accuracy and completeness of information and material furnished to us by any of them. Therefore, Harvey Electronics, Inc. assumes full responsibility for the accuracy and completeness of such information and material, and Harvey Electronics, Inc. agrees to indemnify us and our officers, and hold us and our officers harmless against any losses, claims, damages or liabilities (including reasonable legal fees and disbursements whether resulting from civil or criminal litigation or administrative action) to which we or our officers may become subject -- which may arise out of or are based upon information or material furnished to us by Harvey Electronics, Inc., its officers, directors or employees, or any omission from such information or material. Harvey Electronics, Inc. hereby consents to the personal jurisdiction of courts in New York or New Jersey.

     It is further understood that the indemnity provisions of this agreement do not extend to material or other communications created by PLR which have not been reviewed and approved, in advance, by Harvey Electronics, Inc. It is intended that the indemnity provisions of this agreement shall in all respects be reciprocal, i.e. that the originator of the information that gives rise to the need for indemnification shall bear the responsibility.

     Please indicate your approval of this agreement by signing the original copy of this letter and returning it for our files.

                                        PORTER, LE VAY & ROSE, INC.


                                        BY: /s/ Michael J. Porter
                                           -------------------------------------
                                           Michael J. Porter
                                             President

HARVEY ELECTRONICS, INC.


BY: /s/ Michael E. Recca
   ---------------------------
   Michael E. Recca
   Chairman of the Board